Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements and Experts”, and to the use of our reports dated January 11, 2006 with respect to General New York Municipal Money Market Fund and July 7, 2006 with respect to Dreyfus New York Tax Exempt Money Market Fund, which are incorporated by reference in this Registration Statement on Form N-14 of General New York Municipal Money Market Fund.

ERNST & YOUNG LLP

New York, New York
November 21, 2006